As filed with the Securities and Exchange Commission on March 16, 2026
Registration No. 333-280059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN
REAL ESTATE COMPANIES

Blackstone Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in Governing Instruments)

345 Park Avenue
New York, NY 10154
(212) 583-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BX REIT Advisors L.L.C.
Leon Volchyok
345 Park Avenue
New York, NY 10154
(212) 583-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Benjamin C. Wells Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Robert H. Bergdolt DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-280059
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-280059) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.
PART II
Information Not Required in the Prospectus
Item 36. Financial Statements and Exhibits.
(b) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on February 27, 2026 and incorporated herein by reference)
23.1*	Consent of Deloitte & Touche LLP
____________
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 16, 2026.

Blackstone Real Estate Income Trust, Inc.

By:	/s/ Katharine A. Keenan
Katharine A. Keenan
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 has been signed by the following persons in the following capacities on March 16, 2026.

Signature	Title

/s/ Katharine A. Keenan	Chief Executive Officer and Director (principal executive officer)
Katharine A. Keenan

/s/ Paul Kolodziej	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
Paul Kolodziej

*	Director
A.J. Agarwal

*	Director
Zaneta Koplewicz

*	Chairman of the Board
Frank Cohen

*	Independent Director
Raymond J. Beier

*	Independent Director
Susan Carras

*	Independent Director
Richard I. Gilchrist

*	Independent Director
Field Griffith

*	Independent Director
Edward Lewis

*By:	/s/ Katharine A. Keenan
Katharine A. Keenan
Attorney-in-fact